UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2020

F-STAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37718	52-2386345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eddeva B920 Baraham Research Campus

Cambridge, United Kingdom CB22 3AT

(Address of principal executive offices)

+44-1223-497400

Registrant’s telephone number, including area code

Spring Bank Pharmaceuticals, Inc.

35 Parkwood Drive, Suite 210

Hopkinton, Massachusetts 01748

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Transaction

On November 20, 2020, F-star Therapeutics, Inc., formerly known as “Spring Bank Pharmaceuticals, Inc.” (the “Company”), completed its business combination (the “Transaction”) with F-star Therapeutics Limited (“F-star”) in accordance with the terms of the Share Exchange Agreement, dated as of July 29, 2020 (the “Exchange Agreement”), by and among the Company, F-star and the holders of issued shares in the capital stock of F-star and the holders of convertible notes of F-star each as set forth therein (each a “Seller”, and collectively with holders of F-star securities who subsequently became parties to the Exchange Agreement, the “Sellers”). Pursuant to the Exchange Agreement, each ordinary share of F-star outstanding immediately prior to the closing of the Transaction (the “Closing”) was exchanged by the Seller that owns such F-star shares for such number of duly authorized, validly issued, fully paid and non-assessable shares of Company common stock as is equal to the exchange ratio formula determined pursuant to the Exchange Agreement (the “Exchange Ratio”), rounded to the nearest whole share of Company common stock (after aggregating all fractional shares of Company common stock issuable to such Seller) and, as a result, the Company became F-star Therapeutics, Inc. Also on November 20, 2020, in connection with, and prior to completion of, the Transaction, the Company effected a 1-for-4 reverse stock split of its common stock (the “Reverse Stock Split”) and, following the completion of the Transaction, changed its name to “F-star Therapeutics, Inc.” Following the completion of the Transaction, the business of the Company became the business conducted by F-star, which is a clinical stage immuno-oncology company focused on cancer treatment through its proprietary tetravalent bispecific antibody programs. Unless otherwise noted, all references to share amounts in this Current Report on Form 8-K reflect the Reverse Stock Split.

Under the terms of the Exchange Agreement, at the Closing, the Company issued an aggregate of 4,620,618 shares of its common stock to F-star shareholders, based on an exchange ratio of 0.1125 shares of the Company’s common stock for each F-star ordinary share and stock option and RSU outstanding immediately prior to the Closing. The exchange ratio was determined through arms-length negotiations between the Company and F-star pursuant to a formula set forth in the Exchange Agreement.

Pursuant to the Exchange Agreement, immediately prior to the Closing, certain investors in F-star purchased $15.0 million of F-star’s ordinary shares (the “Pre-Closing Financing”). These ordinary shares of F-star were then exchanged at the Closing for shares of the Company’s common stock in the Transaction.

Pursuant to the Exchange Agreement, all outstanding options to purchase Company common stock were accelerated immediately prior to the Closing and each outstanding option with an exercise price greater than the trading price of the Company common stock as of the close of trading on the Closing Date was exercised in full and all other outstanding options to purchase Company common stock were cancelled effective as of the Closing Date. In addition, effective on November 19, 2020, all performance and other conditions to the lapsing of restrictions on each outstanding Company restricted stock unit and performance stock unit, whether vested or unvested, were deemed to be satisfied and an aggregate of 532,000 shares of Company common stock were issued in respect thereof, prior to giving effect to the Reverse Stock Split.

Immediately following the Reverse Stock Split and the Closing, there were approximately 4,449,800 shares of the Company’s common stock outstanding. Following the Closing, the former F-star shareholders beneficially owned approximately 53.7% of the Company’s common stock and the existing stockholders of the Company beneficially owned approximately 46.3% of the Company’s common stock outstanding. Concurrently with the execution of the Exchange Agreement, certain officers and directors of the Company and F-star and certain shareholders of F-star entered into lock-up agreements (the “Lock-up Agreements”), pursuant to which they agreed to certain restrictions on transfers of any shares of the Company’s common stock for the 180-day period following the Closing, other than the shares of the Company’s common stock received in exchange for ordinary shares of F-star subscribed for in the Pre-Closing Financing and pursuant to certain other limited exceptions.

In addition, at the Closing, the Company, F-star, a representative of the Company stockholders prior to the Closing, and Computershare Trust Company N.A., as the Rights Agent, entered into a STING Agonist Contingent Value Rights Agreement (the “STING Agonist CVR Agreement”). Pursuant to the Exchange Agreement and the STING Agonist CVR Agreement, each post-Reverse Stock Split share of Company common stock held by Spring Bank stockholders as of the record date on November 19, 2020 immediately prior to the Closing received a dividend of one contingent value right (“STING Agonist CVR”), payable on a post-Reverse Stock Split basis, entitling such holders to receive, in connection with certain transactions involving Spring Bank’s proprietary STimulator of INterferon Genes (STING) agonist compound designated as SB 11285 occurring on or prior to the STING Agonist CVR Expiration Date (as defined below) that result in aggregate Net Proceeds (as defined in the STING Agonist CVR Agreement) at least equal to the Target Payment Amount (as defined below): an aggregate amount equal to the greater of (i) 25% of the Net Proceeds received from all CVR Transactions (as defined in the STING Agonist CVR Agreement) and (ii) an aggregate amount equal to the product of $1.00 and the total number of shares of Company common stock outstanding as of such record date (not to exceed an aggregate amount of $18.0 million) (the “Target Payment Amount”).

The CVR payment obligations expire on the later of 18 months following the Closing or the one-year anniversary of the date of the final database lock of the Company’s current STING Trial (as defined in the STING Agonist CVR Agreement) (the “STING Agonist CVR Expiration Date”). The STING Agonist CVRs will not be transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the Securities and Exchange Commission (the “SEC”) or listed for trading on any exchange. Until the STING Agonist CVR Expiration Date, subject to certain exceptions, F-star will be required to use commercially reasonable efforts to (a) complete the STING Trial and (b) pursue CVR Transactions. Unless terminated earlier in accordance with its terms, the STING Agonist CVR Agreement became effective upon the Closing will continue in effect until the payment of all CVR payment amounts payable pursuant to its terms.

At the Closing, Spring Bank, F-star, a representative of the Spring Bank stockholders prior to the Closing, and Computershare Trust Company N.A., as the Rights Agent, also entered into a STING Antagonist Contingent Value Rights Agreement (the “STING Antagonist CVR Agreement”). Pursuant to the Exchange Agreement and the STING Antagonist CVR Agreement, each share of Spring Bank common stock held by Spring Bank stockholders as of a record date immediately prior to the Closing will receive a dividend of one contingent value right (“STING Antagonist CVR”) entitling such holders to receive, in connection with the execution of a potential development agreement (the “Approved Development Agreement”) and certain other transactions involving Spring Bank’s proprietary STING antagonist compound occurring on or prior to the STING Antagonist CVR Expiration Date (as defined below) equal to: 80% of all Net Proceeds (as defined in the STING Antagonist CVR Agreement) received by the Company after the Closing pursuant to (i) the Approved Development Agreement, if any, and (ii) all CVR Transactions (as defined in the STING Antagonist CVR Agreement) entered into prior to the STING Antagonist CVR Expiration Date (as defined below).

The CVR payment obligations expire on the seventh anniversary of the Closing (the “STING Antagonist CVR Expiration Date”). The STING Antagonist CVRs will not be transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. Until the STING Antagonist CVR Expiration Date, subject to certain exceptions, F-star will be required to use commercially reasonable efforts to (a) consummate the Approved Development Agreement to the extent not entered into prior to Closing, (b) to perform the terms of the Approved Development Agreement and (c) pursue CVR Transactions. Unless terminated earlier in accordance with its terms, the STING Antagonist CVR Agreement became effective upon the Closing and will continue in effect until the payment of all CVR payment amounts payable pursuant to its terms.

All issued and outstanding F-star share options granted under F-star’s three legacy equity incentive plans became exercisable in full immediately prior to the Closing. At the Closing, all issued share options and restricted stock units granted by F-star under the F-star Therapeutics Limited 2019 Equity Incentive Plan were replaced by options (“Replacement Options”) and awards (“Replacement RSUs”), on the same terms (including vesting), for Company common stock, based on the Exchange Ratio.

The Company’s common stock, which is listed on The NASDAQ Capital Market, traded through the close of business on Friday, November 20, 2020 under the ticker symbol “SBPH” and will continue trading on The NASDAQ Capital Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “FSTX” beginning on Monday, November 23, 2020. Commencing on November 23, 2020, the Company’s common stock will be represented by a new CUSIP number, 30315R 107.

The foregoing description of the Exchange Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed below under Item 5.07, at a special meeting of the Company’s stockholders held on November 19, 2020 (the “Special Meeting”), the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation, as amended (the “Restated Certificate”), to effect a reverse stock split of the Company’s common stock at a ratio between one-for-three and one-for-seven the exact ratio of which would be determined by the Company and F-star (the “Split Amendment”). Additionally, at the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Restated Certificate to change the Company’s name from “Spring Bank Pharmaceuticals, Inc.” to “F-star Therapeutics, Inc.” (the “Name Change Amendment”).

On November 20, 2020, immediately prior to the Closing, the Company filed the Split Amendment with the Secretary of State of the State of Delaware and, immediately after the Closing, the Company filed the Name Change Amendment with the Secretary of State of the State of Delaware. As a result of the Reverse Stock Split, the number of issued and outstanding shares of the Company’s common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every four shares of the Company’s common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of the Company’s common stock. Immediately following the Reverse Stock Split and the Transaction, there were approximately 9,070,418 shares of the Company’s common stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment equal to the product of such fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Company’s common stock on the Nasdaq Capital Market on the last trading day prior to the Reverse Stock Split effective time (as adjusted to give effect to the Reverse Stock Split), rounded up to the nearest whole cent.

The foregoing description of the Split Amendment and Name Change Amendment is not complete and is subject to and qualified in its entirety by reference to the Split Amendment and Name Change Amendment, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and incorporated herein by reference.

Item 4.01	Change in Registrant’s Certifying Accountant.

(a) Dismissal of Previous Independent Registered Public Accounting Firm

At the completion of the Transaction on November 20, 2020, the audit committee of the Company’s board of directors dismissed RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm. At the completion of the Transaction, on November 20, 2020, the Company’s board of directors engaged PricewaterhouseCoopers LLP, a United Kingdom entity (“PwC”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2020.

The reports of RSM on the Company’s financial statements for each of the two fiscal years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through November 20, 2020, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreement in its reports. During the two fiscal years ended December 31, 2019 and 2018 and in the subsequent interim period through November 20, 2020 there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided RSM with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that RSM furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained herein. RSM’s letter, dated November 20, 2020, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Appointment of New Independent Registered Public Accounting Firm

On November 20, 2020, the audit committee approved the appointment of PwC as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. PwC served as independent registered public accounting firm of F-star Therapeutics Limited prior to the Transaction.

During the fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through November 20, 2020, neither the Company nor anyone acting on behalf of the Company had consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, and PwC did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” (as defined above) or a “reportable event” (as defined above).

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 regarding the Transaction and the information set forth in Item 5.02 regarding the Company’s board of directors and executive officers following the Transaction are incorporated by reference into this Item 5.01.

Item. 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Officers

In accordance with the Exchange Agreement, on November 20, 2020, effective immediately prior to the Closing, each of Timothy Clackson, Ph.D., Martin Driscoll, Kurt Eichler and Scott Smith resigned from the Company’s board of directors and any committees or subcommittees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Immediately prior to the Closing, the employment of each of Martin Driscoll, R. P. “Kris” Iyer, Ph.D., Lori Firmani and Garrett Winslow, was terminated without cause and each of such persons is entitled to certain severance payments and benefits, including the vesting of his or her outstanding options, as described in his or her severance agreements, respectively. For additional information regarding these payments, please refer to “The Transaction — Interests of the Spring Bank Directors and Executive Officers in the Transaction” on pages 142-146 of the proxy statement/prospectus filed by the Company on October 20, 2020, which is incorporated by reference herein (the “Proxy Statement/Prospectus”).

Appointment of Directors

In accordance with the Exchange Agreement, immediately after the Closing, the size of the Company’s board of directors was fixed at eight members, consisting of three members designated by the Company, who are David Arkowitz, Todd Brady, M.D., Ph.D. and Pamela Klein, MD, and five members designated by F-star, who are Eliot Forster, Ph.D., Nessan Bermingham, Ph.D., Edward Benz, Jr., M.D., Geoffrey Race, and Patrick Krol. In accordance with the Exchange Agreement, at the Closing on November 20, 2020, the board of directors and its committees were reconstituted, with Pamela Klein, M.D., Patrick Krol, and Geoffrey Race, being appointed as Class I directors of the Company, whose terms expire at the Company’s 2022 annual meeting of stockholders, David Arkowitz, Nessan Bermingham, Ph.D., and Eliot Forster, Ph.D., being appointed as Class II directors of the Company, whose terms expire at the Company’s 2023 annual meeting of stockholders, and Todd Brady, M.D., Ph.D. and Edward Benz, Jr., M.D., being appointed as Class III directors of the Company, whose terms expire at the Company’s 2021 annual meeting of stockholders. David Arkowitz, Geoffrey Race, and Todd Brady, M.D., Ph.D. were appointed to the Company’s Audit Committee (with Mr. Arkowitz appointed to serve as chair of the committee); Geoffrey Race and Nessan Bermingham, Ph.D. were appointed to the Company’s Compensation Committee (with Mr. Race appointed to serve as chair of the committee); and Nessan Bermingham, Ph.D. and Pamela Klein, M.D. were appointed to the Nominating and Governance Committee (with Dr. Bermingham appointed to serve as chair of the committee).

Biographical information regarding the Company’s newly appointed directors is set forth under the caption “Management Following the Exchange” in the Proxy Statement/Prospectus and is incorporated by reference herein.

For a discussion of “related person” transactions (as such term is defined in Item 404(a) of Regulation S-K) with respect to the Company’s directors, please refer to “Related Party Transactions of Combined Organization” on pages 336-342 of the Proxy Statement/Prospectus, which information is incorporated herein by reference.

Appointment of Officers

In accordance with the Exchange Agreement, effective immediately after the Closing, on November 20, 2020, the Company’s board of directors appointed: Eliot Forster, Ph.D. as President and Chief Executive Officer; Darlene Deptula-Hicks as Chief Financial Officer and Treasurer; Neil Brewis, Ph.D. as Chief Scientific Officer; and Louis Kayitalire, M.D. Chief Medical Officer.

Biographical information regarding the Company’s newly appointed directors is set forth under the caption “Management Following the Exchange” in the Proxy Statement/Prospectus and is incorporated by reference herein.

There are no family relationships among any of Company’s directors or executive officers.

These executive officers received the following Company securities in connection with the Closing:

•	Dr. Forster received 24,228 shares of the Company’s common stock in exchange of his F-star shares and Replacement Options to purchase 250,322 shares of the Company’s common stock;

•	Darlene Deptula-Hicks received Replacement Options to purchase 28,401 shares of the Company’s common stock and Replacement RSUs to acquire 26,414 shares of the Company’s common stock;

•	Dr. Brewis received 22,099 shares of the Company’s common stock in exchange of his F-star shares and Replacement Options to purchase 76,552 shares of the Company’s common stock; and

•	Dr. Kayitalire received Replacement Options to purchase 27,265 shares and Replacement RSUs to acquire 26,414 of the Company’s common stock.

Indemnification Agreements

On November 20, 2020, the Company entered into indemnification agreements with each of its directors and executive officers, Eliot Forster, Ph.D., Darlene Deptula-Hicks, Neil Brewis, Ph.D., Louis Kayitalire, M.D., David Arkowitz, Edward Benz, Jr., M.D., Nessan Bermingham, Ph.D., Todd Brady, M.D., Ph.D., Pamela Klein, M.D., Patrick Krol, and Geoffrey Race. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay in connection with any proceeding in any way connected with, resulting from or relating to his or her service as a current or former director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors and officers, including with respect to “short-swing” profit claims under Section 16(b) of the Securities Exchange Act of 1934, as amended; with respect to conduct by him or her that is established to be knowingly fraudulent or deliberately dishonest or constituted willful misconduct; and, with certain exceptions, with respect to proceedings that he or she initiates.

The foregoing description of the indemnification agreements is not complete and is subject to and qualified in its entirety by reference to the form of indemnification agreement, which is attached as Exhibit 10.5 hereto and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held the Special Meeting on November 19, 2020. 12,934,162 shares of common stock representing 74.9% of the outstanding common stock entitled to vote, were represented by proxy or via live webcast. The stockholders of the Company voted as set forth below on Proposal No. 1 through 4, each of which is described in detail in the proxy statement/prospectus.

The final voting results for each matter submitted to a vote of the Company’s stockholders, which share amounts do not reflect the Reverse Stock Split, are as follows:

Proposal No. 1. Approval of the Issuance of Common Stock in the Exchange.

Proposal to approve the issuance of Spring Bank common stock to the holders of F-star share capital in the Exchange, including holders who purchase ordinary shares of F-star in the Pre-Closing Financing, in accordance with the terms of Exchange Agreement, in an amount representing more than 20% of the shares of Spring Bank common stock outstanding immediately prior to the Exchange, which will also constitute stockholder approval of a change of control of Spring Bank, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,576,562	38,359	958,932	3,360,309

Proposal No. 2. Approval of the Amendment to the Amended and Restated Certificate of Incorporation of the Company to Effect the Reverse Stock Split.

Proposal to approve an amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of the Company’s common stock at a split ratio as mutually agreed to by the Company and F-star in the range of one new share for every three (3) shares to one new share for every seven (7) shares outstanding (or any number in between).

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,772,720	190,455	970,987	0

Proposal No. 3. Amendment to Spring Bank’s Amended and Restated Certificate of Incorporation to change the Corporate name of Spring Bank from “Spring Bank Pharmaceuticals, Inc.” to “F-star Therapeutics, Inc.”.

Proposal to approve an amendment to Spring Bank’s amended and restated certificate of incorporation to change the corporate name of Spring Bank from “Spring Bank Pharmaceuticals, Inc.” to “F-star Therapeutics, Inc.” effective upon the closing of the Exchange.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,878,812	85,197	970,153	0

Proposal No. 4. Approval of a Postponement or Adjournment of the Special Meeting.

Proposal to approve a postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 or 3.

Proposal was not necessary

Item 7.01	Regulation FD Disclosure

On November 20, 2020, the Company announced the completion of the Transaction. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. A copy of the slide presentation of the Company is attached hereto as Exhibit 99.2. The information in this paragraph (including Exhibits 99.1 and 99.2) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01	Other Events.

Shares of the Company’s common stock were previously listed on the Nasdaq Capital Market under the symbol “SBPH.” The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “FSTX” on November 23, 2020. The new CUSIP number for the Company’s common stock is 30315R 107. Additionally, the shares of Company common stock issued in the Transaction have been approved for listing on the Nasdaq Capital Market

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to file the financial statements required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

The Company intends to file the financial statements required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of July 29, 2020, by and among Spring Bank Pharmaceuticals, Inc., F-star Therapeutics Limited and the persons listed therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2020).

3.1	Certificate of Amendment (Reverse Stock Split) to the Amended and Restated Certificate of Incorporation of the Company, dated November 20, 2020.

3.2	Certificate of Amendment (Name Change) to the Amended and Restated Certificate of Incorporation of the Company, dated November 20, 2020.

10.1*	Executive Service Agreement, dated as of October 1, 2018, as amended July 22, 2020, by and between F-star Biotechnology Limited and Eliot Forster, Ph.D.

10.2*	Consulting Agreement, dated as of May 1, 2019, by and between F-star Therapeutics LLC and Darlene Deptula-Hicks.

10.3*	Service Agreement, dated as of July 23, 2020, by and between F-star Biotechnology Limited and Neil Brewis, Ph.D.

10.4*	Employment Agreement, dated as of July 24, 2020, by and between F-star Therapeutics LLC and Louis Kayitalire, M.D.

10.5*	Form of Indemnification Agreement, by and between F-star Therapeutics, Inc. and each of its directors and executive officers.

10.6	STING Agonist Contingent Value Rights Agreement, dated as of November 20, 2020, by and between Spring Bank Pharmaceuticals, Inc., F-star Therapeutics Limited, Computershare Inc., Computershare Trust Company, N.A., and the Holder Representative.

10.7	STING Antagonist Contingent Value Rights Agreement, dated as of November 20, 2020, by and between Spring Bank Pharmaceuticals, Inc., F-star Therapeutics Limited, Computershare Inc., Computershare Trust Company, N.A., and the Holder Representative.

16.1	Letter from RSM US LLP dated November 20, 2020.

99.1	Press Release dated November 20, 2020.

99.2	Presentation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F-STAR THERAPEUTICS, INC.

Date: November 20, 2020	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
Chief Financial Officer and Treasurer